Exhibit 99.1

For Immediate Release July 27, 2017 Listed: TSX, NYSE	Symbol: POT

PotashCorp Reports Second-Quarter Earnings of $0.24 per Share

Key Highlights

•	Second-quarter earnings of $0.24 per share,[1] including a previously disclosed $0.08 per share income tax provision recovery

•	Cash provided by operating activities of $328 million

•	Canpotex sales entitlement increased to approximately 55 percent beginning the second half of 2017, following successful Rocanville capacity audit

•	Expect merger of equals with Agrium to close late in the third quarter of 2017

•	Full-year 2017 guidance maintained at $0.45-$0.65 per share, including merger-related costs of $0.06 per share

CEO Commentary

“In the second quarter, we continued to benefit from stronger potash market conditions and our improved cost position in this nutrient,” said PotashCorp President and Chief Executive Officer Jochen Tilk. “Robust potash demand – especially in offshore markets, where Canpotex2 achieved its second highest first-half shipment total – supported a constructive market and is expected to carry through the remainder of the year. We anticipate more subdued nitrogen and phosphate markets in the second half to offset strength in potash and, as a result, have maintained our full-year earnings guidance range.

“During the second quarter, we safely and successfully completed our capacity audit at Rocanville. The results exceeded our expectations as nameplate capacity reached 6.5 million tonnes, increasing our Canpotex sales entitlement to approximately 55 percent effective July 1. This result is a significant accomplishment that would not have been possible without the steadfast commitment of our Rocanville employees to safe and efficient production. With our lowest cost operation now ramped up, we are on track to reduce potash cost of goods sold by $10 per tonne this year.

“We continued to work through regulatory and integration planning processes related to our merger with Agrium3 and we expect the transaction to close late in the third quarter of 2017. We also announced that following the expected closure, the newly formed company will be named Nutrien.4 We are excited for the opportunities of the combined company and the value Nutrien can provide to all of its stakeholders,” said Tilk.

Saskatoon, Saskatchewan – Potash Corporation of Saskatchewan Inc. (PotashCorp) reported second-quarter earnings of $0.24 per share ($201 million), which included an $0.08 per share income tax provision recovery, bringing the first-half total to $0.42 per share ($350 million). Results for both the quarter and the first six months surpassed the $0.14 per share ($121 million) and $0.23 per share ($196 million) earned in the respective periods of 2016.

Gross margin for the quarter ($255 million) and first six months ($523 million) exceeded 2016 levels ($243 million and $477 million, respectively), as higher potash contributions more than offset weaker nitrogen and phosphate prices. Despite higher earnings in the second quarter and first six months of 2017, cash from operating activities of $328 million and $551 million trailed last year’s totals, primarily due to changes in accounts receivable and the non-cash impact of our income tax provision recovery.

Investments in Arab Potash Company (APC) in Jordan, Israel Chemicals Ltd. (ICL) in Israel and Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile contributed $51 million to our second-quarter earnings, bringing first-half totals to $97 million. Totals for both the second quarter and first half exceeded the respective amounts generated last year, which also included a dividend from Sinofert Holdings Limited (Sinofert) in China. The market value of our investments in these four publicly traded companies was approximately $4.8 billion, or $6 per PotashCorp share, at market close on July 26, 2017.

Market Conditions

Global potash markets continued to improve through the second quarter as agronomic need and affordability supported demand, especially offshore, and contributed to modestly higher prices. In North America, a good spring application season led to healthy shipment levels – although below the particularly robust second quarter of 2016 – and reduced inventory throughout the supply chain. Offshore imports to the US reached record levels through the first half, resulting in lower domestic producer sales volumes.

In nitrogen, the startup of new global capacity had a negative impact on market fundamentals during the quarter. Notwithstanding strong consumption in most key regions, new supply outpaced growth in demand and pressured prices. As this supply transition unfolded, US urea prices fell to multi-year lows while ammonia and UAN were pushed to their lowest prices of the year.

Despite strong demand in Latin America, global phosphate markets remained subdued in the second quarter, largely due to increased supply and lower shipments to India. In this environment, prices for most phosphate fertilizer products declined slightly. While prices for feed and industrial products were modestly higher than in the first quarter, they remained well below prior-year levels, due primarily to increased supply from offshore producers.

Potash

Potash gross margin of $213 million for the second quarter and $373 million for the first six months of 2017 reflected increased prices, reduced per-tonne costs and higher offshore sales volumes. Results in both periods were well above the respective totals of $123 million and $211 million generated in 2016.

Sales volumes for both the quarter (2.4 million tonnes) and first half (4.5 million tonnes) exceeded those for the comparable periods in 2016 (2.1 million tonnes and 3.9 million tonnes, respectively). While North American volumes were 23 percent lower than in the comparatively strong second quarter of 2016, offshore shipments increased by 34 percent, led by strong demand in Brazil. The majority of Canpotex’s volumes for the quarter were sold to Latin America (40 percent) and Other Asian markets outside of China and India (40 percent), while India and China accounted for 10 percent and 3 percent, respectively.

Our average realized potash price of $174 per tonne for the second quarter reflected a continued recovery in global spot prices and exceeded the $154 per tonne realized in the same period last year ($169 per tonne in 2016’s second quarter excluding PotashCorp’s share of Canpotex’s Prince Rupert project exit costs).

Manufactured cost of goods sold for the quarter averaged $82 per tonne – including $23 per tonne of depreciation – down from $91 per tonne in the same period last year due to a greater share of production from our lower-cost mines, particularly Rocanville.

Nitrogen

Weaker nitrogen prices and higher US natural gas costs resulted in gross margin of $68 million for the quarter and $165 million for the first six months, trailing last year’s comparable periods by 48 percent and 30 percent, respectively. Our US operations accounted for 51 percent of our nitrogen gross margin for the quarter, with our Trinidad operations providing the remainder.

Sales volumes of 1.6 million tonnes for the quarter were 6 percent higher than those in the same period of 2016, largely due to stronger fertilizer demand. For the first half, shipments of 3.2 million tonnes were relatively flat compared to 2016.

Our average realized price of $223 per tonne during the quarter declined from $244 per tonne in the same period last year as increased global supply weighed on benchmark pricing, pulling down realizations for nearly all our products.

Cost of goods sold for the quarter averaged $182 per tonne, up from $160 per tonne in 2016’s second quarter, driven primarily by higher US natural gas costs.

Phosphate

In phosphate, weaker prices more than offset the benefit of lower input costs, resulting in negative gross margin of $26 million for the second quarter and negative $15 million for the first half of 2017. Both totals trailed those of the prior year and included non-cash notable charges of $28 million for the quarter and $32 million for the first half of 2017, which were lower than the comparative periods in 2016.

Sales volumes of 0.6 million tonnes for the quarter were higher than the 0.5 million tonnes sold in the prior year’s second quarter, mainly due to stronger North American agriculture demand, while first-half deliveries of 1.2 million tonnes were flat when compared to the same period in 2016.

Our average realized phosphate price for the quarter was $407 per tonne, down from $485 per tonne in the same period last year as prices for nearly all products decreased – most notably, liquid fertilizers.

Cost of goods sold was $452 per tonne for the second quarter, lower than $506 per tonne in the same period of 2016, primarily due to lower input costs and non-cash notable charges.

Financial

Provincial mining and other taxes for the quarter totaled $44 million, higher than the $26 million in last year’s corresponding period, predominantly due to higher potash prices.

A $68 million non-cash income tax provision recovery relating to provincial tax changes that will be realized in future years led to an overall income tax recovery for the second quarter of $62 million, compared to a $24 million income tax expense realized in 2016’s second quarter.

Potash Market Outlook

We expect strong potash demand to continue in the second half of 2017 and have increased our anticipated global shipment range to 62-65 million tonnes for 2017, well above the 60 million tonnes shipped last year.

In North America, we had a very successful summer fill program and are now fully committed through the end of September. We believe supportive crop prices and the need to replenish soil nutrients will support consumption through the remainder of the year and continue to anticipate total demand to this market of 9.3-9.8 million tonnes, similar to 2016.

In Latin America, supportive crop economics are expected to maintain a positive demand environment for the remainder of 2017. Following robust first-half deliveries, we now expect record full-year shipments of 12.0-12.5 million tonnes.

With recently settled contracts in China – including those with Canpotex – we expect strong deliveries in the second half of 2017. We now estimate demand for the full year in the range of 15.5-16.5 million tonnes, above 2016 levels, as nutrient affordability and a move to balanced fertility continue to drive robust consumption.

In India, we anticipate that a good monsoon, agronomic need and increased acreage will offset the impact of lower subsidies. Following strong first-half shipments, we now expect deliveries of 4.0-4.5 million tonnes for the year, above 2016 levels.

In Other Asian markets, we expect healthy palm oil prices, improved moisture conditions and favorable economics for other key crops to support demand for the remainder of 2017. We maintain our estimated shipment range of 9.0-9.5 million tonnes for the full year, higher than last year’s total.

Financial Outlook

Taking the above market factors into consideration, we have raised the bottom end of our guidance range for potash sales volumes (9.0-9.4 million tonnes) and increased the range for potash gross margin ($650-$850 million). Our estimates include the benefit of the Rocanville capacity audit results, which increased our Canpotex sales entitlement to approximately 55 percent for the second half of 2017.

In nitrogen, we expect recent capacity additions to continue to pressure prices and alter trade flows, keeping margins below those of 2016. In phosphate, we anticipate that challenging market fundamentals will continue to impact prices and our profitability. Given these considerations, we have lowered the top end of our combined nitrogen and phosphate gross margin range and now estimate $150-$300 million in 2017.

With lower annual earnings forecast in the US, we now anticipate an income tax recovery and have adjusted our effective income tax rate to a negative range of 3-6 percent.

We now expect higher provincial mining and other taxes in the range of 19-22 percent of potash gross margin for 2017, primarily due to an increased profit tax forecast resulting from lower estimated capital depreciation.

Income from equity investments is now anticipated in the range of $170-$190 million, above the previous guidance range, largely due to the strength of SQM earnings.

Due to the recent strength of the Canadian dollar, we have revised our full-year foreign exchange rate assumption to CDN$1.32 per US dollar.

Based on these factors, we have maintained our full-year 2017 earnings guidance of $0.45-$0.65 per share, including merger-related costs now expected to be $0.06 per share.

All annual guidance numbers – including those noted above – are outlined in the table below.

2017 Guidance
Annual earnings per share	$0.45-$0.65
Potash sales volumes	9.0-9.4 million tonnes
Potash gross margin	$650-$850 million
Nitrogen and phosphate gross margin	$150-$300 million
Capital expenditures*	~$600 million
Effective tax rate	Negative 3-6 percent
Provincial mining and other taxes**	19-22 percent
Selling and administrative expenses	$220-$230 million
Finance costs	$225-$235 million
Income from equity investments***	$170-$190 million
Annual foreign exchange rate assumption	CDN$1.32 per US$
Annual EPS sensitivity to foreign exchange	US$ strengthens vs. CDN$ by $0.02 = +$0.01 EPS
Annual EPS sensitivity to potash prices	Increases by $20 per tonne = +$0.14 EPS

*	Does not include capitalized interest
**	As a percentage of potash gross margin
***	Includes income from dividends and share of equity earnings

Notes

1. All references to per-share amounts pertain to diluted net income per share.

2. Canpotex Limited (Canpotex), the offshore marketing company for PotashCorp and two other Saskatchewan potash producers.

3. Agrium Inc. (Agrium)

4. Nutrien Ltd. (Nutrien)

PotashCorp is the world’s largest crop nutrient company and plays an integral role in global food production. The company produces the three essential nutrients required to help farmers grow healthier, more abundant crops. With global population rising and diets improving in developing countries, these nutrients offer a responsible and practical solution to meeting the long-term demand for food. PotashCorp is the largest producer, by capacity, of potash and one of the largest producers of nitrogen and phosphate. While agriculture is its primary market, the company also produces products for animal nutrition and industrial uses. Common shares of Potash Corporation of Saskatchewan Inc. are listed on the Toronto Stock Exchange and the New York Stock Exchange.

For further information please contact:

Investors	Media
Denita Stann	Randy Burton
Senior Vice President, Investor and Public Relations	Director, Public Relations and Communications
Phone: (306) 933-8521	Phone: (306) 933-8849
Fax: (306) 933-8844	Fax: (306) 933-8844
Email: ir@potashcorp.com	Email: pr@potashcorp.com

Website:     www.potashcorp.com

This release contains “forward-looking statements” (within the meaning of the US Private Securities Litigation Reform Act of 1995) or “forward-looking information” (within the meaning of applicable Canadian securities legislation) that relate to future events or our future performance. These statements can be identified by expressions of belief, expectation or intention, as well as those statements that are not historical fact. These statements often contain words such as “should,” “could,” “expect,” “forecast,” “may,” “anticipate,” “believe,” “intend,” “estimates,” “plans” and similar expressions. These statements are based on certain factors and assumptions as set forth in this document, including with respect to: foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, including the completion of the proposed merger of equals with Agrium, and effective tax rates. While we consider these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Forward-looking statements are subject to risks and uncertainties that are difficult to predict. The results or events set forth in forward-looking statements may differ materially from actual results or events. Several factors could cause our actual results or events to differ materially from those expressed in forward-looking statements including, but not limited to, the following: our proposed merger of equals transaction with Agrium, including the failure to satisfy all required conditions, including required regulatory approvals, or to satisfy or obtain waivers with respect to all other closing conditions in a timely manner and on favorable terms or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the arrangement agreement; certain costs that we may incur in connection with the proposed merger of equals; certain restrictions in the arrangement agreement on our ability to take action outside the ordinary course of business without the consent of Agrium; the effect of the announcement of the proposed merger of equals on our ability to retain customers, suppliers and personnel and on our operating future business and operations generally; risks related to diversion of management time from ongoing business operations due to the proposed merger of equals; failure to realize the anticipated benefits of the proposed merger of equals and to successfully integrate Agrium and PotashCorp; the risk that our credit ratings may be downgraded or there may be adverse conditions in the credit markets; any significant impairment of the carrying value of certain assets; variations from our assumptions with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, and effective tax rates; fluctuations in supply and demand in the fertilizer, sulfur and petrochemical markets; changes in competitive pressures, including pricing pressures; risks and uncertainties related to any operating and workforce changes made in response to our industry and the markets we serve, including mine and inventory shutdowns; adverse or uncertain economic conditions and changes in credit and financial markets; economic and political uncertainty around the world; changes in capital markets; the results of sales contract negotiations within major markets; unexpected or adverse weather conditions; risks related to reputational loss; the occurrence of a major safety incident; inadequate insurance coverage for a significant liability; our inability to obtain relevant permits for our operations; catastrophic events or malicious acts, including terrorism; certain complications that may arise in our mining process, including water inflows; risks and uncertainties related to our international operations and assets; our ownership of non-controlling equity interests in other companies; our prospects to reinvest capital in strategic opportunities and acquisitions; risks associated with natural gas and other hedging activities; security risks related to our information technology systems; imprecision in reserve estimates; costs and availability of transportation and distribution for our raw materials and products, including railcars and ocean freight; changes in, and the effects of, government policies and regulations; earnings and the decisions of taxing authorities which could affect our effective tax rates; increases in the price or reduced availability of the raw materials that we use; our ability to attract, develop, engage and retain skilled employees; strikes or other forms of work stoppage or slowdowns; rates of return on, and the risks associated with, our investments and capital expenditures; timing and impact of capital expenditures; the impact of further innovation; adverse developments in pending or future legal proceedings or government investigations; and violations of our governance and compliance policies. These risks and uncertainties are discussed in more detail under the headings “Risk Factors” and “Management’s Discussion and Analysis of Results and Operations and Financial Condition” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in other documents and reports subsequently filed by us with the US Securities and Exchange Commission and the Canadian provincial securities commissions. Forward-looking statements are given only as of the date hereof and we disclaim any obligation to update or revise any forward-looking statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

PotashCorp will host a Conference Call on Thursday, July 27, 2017 at 1:00 pm Eastern Time.

Telephone Conference:		Dial-in numbers:
	-	From Canada and the US	1-866-438-1126
	-	From Elsewhere	1-778-328-1919

Live Webcast:		Visit www.potashcorp.com
Webcast participants can submit questions to management online from their audio player pop-up window.

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Income

(in millions of US dollars except as otherwise noted)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016
Sales (Note 2)	$ 1,120	$ 1,053	$ 2,232	$ 2,262
Freight, transportation and distribution	(116)	(118)	(249)	(251)
Cost of goods sold	(749)	(692)	(1,460)	(1,534)
Gross Margin	255	243	523	477
Selling and administrative expenses	(48)	(55)	(98)	(108)
Provincial mining and other taxes	(44)	(26)	(78)	(57)
Share of earnings of equity-accounted investees	49	30	88	49
Dividend income	4	16	12	16
Impairment of available-for-sale investment	—	(10)	—	(10)
Other (expenses) income (Note 3)	(16)	1	(26)	(9)
Operating Income	200	199	421	358
Finance costs	(61)	(54)	(120)	(106)
Income Before Income Taxes	139	145	301	252
Income taxes (Note 4)	62	(24)	49	(56)
Net Income	$ 201	$ 121	$ 350	$ 196

Net Income per Share
Basic	$ 0.24	$ 0.14	$ 0.42	$ 0.23
Diluted	$ 0.24	$ 0.14	$ 0.42	$ 0.23

Dividends Declared per Share	$ 0.10	$ 0.25	$ 0.20	$ 0.50

Weighted Average Shares Outstanding
Basic	840,060,000	839,285,000	839,959,000	838,202,000
Diluted	840,124,000	839,786,000	840,111,000	839,028,000

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(in millions of US dollars)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
(Net of related income taxes)	2017	2016	2017	2016

Net Income	$201	$121	$350	$196
Other comprehensive income (loss)
Items that will not be reclassified to net income:
Net actuarial loss on defined benefit plans (1)	—	(103)	—	(103)
Items that have been or may be subsequently reclassified to net income:
Available-for-sale investments (2)
Net fair value gain (loss) during the period	60	(104)	93	(103)
Cash flow hedges
Net fair value (loss) gain during the period (3)	(2)	9	(7)	3
Reclassification to income of net loss (4)	11	13	19	28
Other	—	1	3	2
Other Comprehensive Income (Loss)	69	(184)	108	(173)
Comprehensive Income (Loss)	$270	$(63)	$458	$23

(1)	Net of income taxes of $NIL (2016 - $60) for the three and six months ended June 30, 2017.
(2)	Available-for-sale investments are comprised of shares in Israel Chemicals Ltd. (“ICL”), Sinofert Holdings Limited (“Sinofert”) and other.
(3)	Cash flow hedges are comprised of natural gas derivative instruments and treasury lock derivatives and were net of income taxes of $1 (2016 - $(5)) for the three months ended June 30, 2017 and $4 (2016 - $(2)) for the six months ended June 30, 2017.
(4)	Net of income taxes of $(6) (2016 - $(8)) for the three months ended June 30, 2017 and $(11) (2016 - $(16)) for the six months ended June 30, 2017.

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Cash Flow

(in millions of US dollars)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016

Operating Activities
Net income	$201	$121	$350	$196
Adjustments to reconcile net income to cash provided by operating activities (Note 5)	151	259	295	465
Changes in non-cash operating working capital (Note 5)	(24)	44	(94)	(49)
Cash provided by operating activities	328	424	551	612

Investing Activities
Additions to property, plant and equipment	(128)	(211)	(261)	(457)
Other assets and intangible assets	(2)	(9)	(1)	(9)
Cash used in investing activities	(130)	(220)	(262)	(466)

Financing Activities
Finance costs on long-term debt obligations	—	(2)	(1)	(4)
(Repayment of) proceeds from short-term debt obligations	(81)	68	(60)	404
Dividends	(82)	(206)	(164)	(519)
Issuance of common shares	—	5	1	25
Cash used in financing activities	(163)	(135)	(224)	(94)
Increase in Cash and Cash Equivalents	35	69	65	52
Cash and Cash Equivalents, Beginning of Period	62	74	32	91
Cash and Cash Equivalents, End of Period	$97	$143	$97	$143

Cash and cash equivalents comprised of:
Cash	$28	$31	$28	$31
Short-term investments	69	112	69	112
	$97	$143	$97	$143

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statement of Changes in Shareholders’ Equity

(in millions of US dollars)

(unaudited)

			Accumulated Other Comprehensive (Loss) Income
	Share Capital	Contributed Surplus	Net unrealized gain on available- for-sale investments	Net (loss) gain on derivatives designated as cash flow hedges	Other	Total Accumulated Other Comprehensive (Loss) Income	Retained Earnings	Total Equity

Balance - December 31, 2016	$1,798	$222	$43	$(60)	$(8)	$(25)	$6,204	$8,199
Net income	—	—	—	—	—	—	350	350
Other comprehensive income	—	—	93	12	3	108	—	108
Dividends declared	—	—	—	—	—	—	(167)	(167)
Effect of share-based compensation including issuance of common shares	2	3	—	—	—	—	—	5
Shares issued for dividend reinvestment plan	3	—	—	—	—	—	—	3
Balance - June 30, 2017	$1,803	$225	$136	$(48)	$(5)	$83	$6,387	$8,498

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Financial Position

(in millions of US dollars except share amounts)

(unaudited)

	June 30	December 31
As at	2017	2016

Assets
Current assets
Cash and cash equivalents	$97	$32
Receivables	499	545
Inventories	845	768
Prepaid expenses and other current assets	65	49
	1,506	1,394
Non-current assets
Property, plant and equipment	13,190	13,318
Investments in equity-accounted investees	1,178	1,173
Available-for-sale investments	1,033	940
Other assets	239	250
Intangible assets	173	180
Total Assets	$17,319	$17,255

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt	$824	$884
Payables and accrued charges	664	772
Current portion of derivative instrument liabilities	42	41
	1,530	1,697
Non-current liabilities
Long-term debt	3,708	3,707
Derivative instrument liabilities	42	56
Deferred income tax liabilities	2,375	2,463
Pension and other post-retirement benefit liabilities	475	443
Asset retirement obligations and accrued environmental costs	640	643
Other non-current liabilities and deferred credits	51	47
Total Liabilities	8,821	9,056

Shareholders’ Equity
Share capital	1,803	1,798
Unlimited authorization of common shares without par value; issued and outstanding 840,086,574 and 839,790,379 at June 30, 2017 and December 31, 2016, respectively
Contributed surplus	225	222
Accumulated other comprehensive income (loss)	83	(25)
Retained earnings	6,387	6,204
Total Shareholders’ Equity	8,498	8,199
Total Liabilities and Shareholders’ Equity	$17,319	$17,255

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2017

(in millions of US dollars except as otherwise noted)

(unaudited)

1. Significant Accounting Policies

With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms a crop nutrient and related industrial and feed products company. The company’s accounting policies are in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board ("IFRS"). The accounting policies and methods of computation used in preparing these unaudited interim condensed consolidated financial statements are consistent with those used in the preparation of the company's 2016 annual consolidated financial statements.

These unaudited interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the company's 2016 annual consolidated financial statements. Further, while the financial figures included in this preliminary interim results announcement have been computed in accordance with IFRS applicable to interim periods, this announcement does not contain sufficient information to constitute an interim financial report as that term is defined in International Accounting Standard ("IAS") 34, "Interim Financial Reporting". The company expects to publish an interim financial report that complies with IAS 34 in its Quarterly Report on Form 10-Q in August 2017.

In management's opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2. Segment Information

The company has three reportable operating segments: potash, nitrogen and phosphate. The accounting policies of the segments are the same as those described in Note 1. Inter-segment sales are made under terms that approximate market value.

	Three Months Ended June 30, 2017
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$461	$384	$275	$—	$1,120
Freight, transportation and distribution - third party	(50)	(32)	(34)		(116)
Net sales - third party	411	352	241	—
Cost of goods sold - third party	(198)	(292)	(259)		(749)
Margin (cost) on inter-segment sales (1)	—	8	(8)	—	—
Gross margin	213	68	(26)	—	255
Items included in cost of goods sold, selling and administrative or other expenses:
Depreciation and amortization	(56)	(47)	(56)	(9)	(168)
Cash outflows for additions to property, plant and equipment	36	40	51	1	128

(1)	Inter-segment net sales were $17.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2017

(in millions of US dollars except as otherwise noted)

(unaudited)

2. Segment Information (continued)

	Three Months Ended June 30, 2016

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$393	$383	$277	$—	$1,053
Freight, transportation and distribution - third party	(64)	(27)	(27)	—	(118)
Net sales - third party	329	356	250	—
Cost of goods sold - third party	(206)	(236)	(250)	—	(692)
Margin (cost) on inter-segment sales (1)	—	10	(10)	—	—
Gross margin	123	130	(10)	—	243
Items included in cost of goods sold, selling and administrative or other expenses:
Depreciation and amortization	(52)	(52)	(55)	(9)	(168)
Share of Canpotex's (2) Prince Rupert project exit costs	(33)	—	—	—	(33)
Cash outflows for additions to property, plant and equipment	74	65	45	27	211

(1)	Inter-segment net sales were $17.
(2)	Canpotex Limited ("Canpotex").

	Six Months Ended June 30, 2017

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$890	$759	$583	$—	$2,232
Freight, transportation and distribution - third party	(114)	(64)	(71)		(249)
Net sales - third party	776	695	512	—
Cost of goods sold - third party	(403)	(549)	(508)		(1,460)
Margin (cost) on inter-segment sales (1)	—	19	(19)		—
Gross margin	373	165	(15)	—	523
Items included in cost of goods sold, selling and administrative or other expenses:
Depreciation and amortization	(111)	(97)	(114)	(18)	(340)
Cash outflows for additions to property, plant and equipment	81	73	102	5	261

(1)	Inter-segment net sales were $39.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2017

(in millions of US dollars except as otherwise noted)

(unaudited)

2. Segment Information (continued)

	Six Months Ended June 30, 2016

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$774	$811	$677	$—	$2,262
Freight, transportation and distribution - third party	(123)	(60)	(68)	—	(251)
Net sales - third party	651	751	609	—
Cost of goods sold - third party	(440)	(534)	(560)	—	(1,534)
Margin (cost) on inter-segment sales (1)	—	20	(20)	—	—
Gross margin	211	237	29	—	477
Items included in cost of goods sold, selling and administrative or other expenses:
Depreciation and amortization	(100)	(106)	(112)	(17)	(335)
Share of Canpotex's Prince Rupert project exit costs	(33)	—	—	—	(33)
Termination benefit costs	(32)	—	—	—	(32)
Impairment of property, plant and equipment	—	—	(27)	—	(27)
Cash outflows for additions to property, plant and equipment	165	134	88	70	457

(1)	Inter-segment net sales were $34.

3. Other (Expenses) Income

	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016

Foreign exchange loss	$(9)	$(2)	$(8)	$(19)
Proposed Transaction costs (Note 7)	(14)	—	(23)	—
Other income	7	3	5	10
	$(16)	$1	$(26)	$(9)

4. Income Taxes

A separate estimated average annual effective tax rate was determined for each taxing jurisdiction and applied individually to the pre-tax income of each jurisdiction.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016

Income tax (recovery) expense	$(62)	$24	$(49)	$56
Actual effective tax rate on ordinary earnings	7%	17%	9%	21%
Actual effective tax rate including discrete items	-44%	16%	-16%	22%
Discrete tax adjustments that impacted the tax rate	$(71)	$(4)	$(76)	$—

Significant items to note include the following:

• The actual effective tax rate on ordinary earnings for the three and six months ended June 30, 2017 decreased compared to the same periods last year primarily due to significantly lower forecasted annual earnings in the United States.

• In the second quarter of 2017, a discrete deferred tax recovery of $68 was recorded as a result of a Saskatchewan income tax rate decrease.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2017

(in millions of US dollars except as otherwise noted)

(unaudited)

5. Consolidated Statements of Cash Flow

	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016

Reconciliation of cash provided by operating activities
Net income	$201	$121	$350	$196
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	168	168	340	335
Impairment of property, plant and equipment	—	—	—	27
Net distributed (undistributed) earnings of equity-accounted investees	35	61	(2)	44
Impairment of available-for-sale investment	—	10	—	10
Share-based compensation	2	3	7	5
Recovery of deferred income tax	(82)	(7)	(96)	(1)
Pension and other post-retirement benefits	18	13	33	28
Asset retirement obligations and accrued environmental costs	3	9	2	25
Other long-term liabilities and miscellaneous	7	2	11	(8)
Subtotal of adjustments	151	259	295	465

Changes in non-cash operating working capital
Receivables	23	186	38	145
Inventories	(9)	(51)	(58)	(43)
Prepaid expenses and other current assets	(9)	5	(14)	3
Payables and accrued charges	(29)	(96)	(60)	(154)
Subtotal of changes in non-cash operating working capital	(24)	44	(94)	(49)
Cash provided by operating activities	$328	$424	$551	$612

Supplemental cash flow disclosure
Interest paid	$74	$64	$103	$93
Income taxes paid	$38	$35	$53	$46

6. Share-Based Compensation

During the three and six months ended June 30, 2017, the company issued stock options and performance share units (“PSUs”) to eligible employees under the 2016 Long-Term Incentive Plan (“LTIP”). Information on stock options and PSUs is summarized below:

	LTIP		Expense for all employee share-based compensation plans
	Units Granted in 2017	Units Outstanding as at June 30, 2017	Three Months Ended		Six Months Ended
			June 30		June 30
			2017	2016	2017	2016

Stock options	1,482,829	4,511,906	$2	$5	$5	$6
Share-settled PSUs	555,918	959,700	1	2	2	2
Cash-settled PSUs	857,774	1,538,826	—	2	2	4
			$3	$9	$9	$12

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2017

(in millions of US dollars except as otherwise noted)

(unaudited)

6. Share-Based Compensation (continued)

Grant date fair value per unit for stock options and share-settled PSUs granted during the first quarter of 2017 was $4.36 and $19.93, respectively.

Stock Options

Under the LTIP, stock options generally vest and become exercisable on the third anniversary of the grant date, subject to continuous employment or retirement, and have a maximum term of 10 years. The weighted average fair value of stock options granted was estimated as of the date of grant using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions:

Exercise price per option	$18.71
Expected annual dividend per share	$0.40
Expected volatility	29%
Risk-free interest rate	1.67%
Expected life of options	5.7 years

Performance Share Units

PSUs granted under the LTIP in 2017 vest based on the achievement of performance metrics, over three years, comprising 1) the relative ranking of the company’s total shareholder return compared with a specified peer group using a Monte Carlo simulation option pricing model and 2) the outcome of the company’s cash flow return on investment compared with its weighted average cost of capital. Compensation cost is measured based on 1) the grant date fair value of the units, adjusted for the company’s best estimate of the outcome of non-market vesting conditions(1) at the end of each period for share-settled PSUs and 2) period-end fair value of the awards for cash-settled PSUs. PSUs granted under the LTIP settle in shares for grantees who are subject to the company’s share ownership guidelines and in cash for all other grantees.

(1)	The company’s cash flow return on investment compared with its weighted average cost of capital is a non-market vesting condition as performance is not tied to the company’s share price or relative share price.

7. Proposed Transaction with Agrium Inc.

On September 11, 2016, the company entered into an Arrangement Agreement with Agrium Inc. (“Agrium”) pursuant to which the company and Agrium have agreed to combine their businesses (the “Proposed Transaction”) in a merger of equals transaction to be implemented by way of a plan of arrangement under the Canada Business Corporations Act. On November 3, 2016, the Proposed Transaction was overwhelmingly approved by shareholders of both companies. On November 7, 2016, the Ontario Superior Court of Justice issued a final order approving the Proposed Transaction. Upon the closing of the Proposed Transaction, the new parent company will be named Nutrien Ltd. ("Nutrien"). The Proposed Transaction is currently anticipated to be completed in the third quarter of 2017 and is subject to customary closing conditions, including remaining regulatory approvals.

Upon the closing of the Proposed Transaction, the company and Agrium will become indirect, wholly owned subsidiaries of Nutrien. PotashCorp shareholders will own approximately 52 percent of Nutrien, and Agrium shareholders will own approximately 48 percent.

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016

Potash Sales (tonnes - thousands)
Manufactured Product
North America	651	850	1,510	1,628
Offshore	1,709	1,272	3,029	2,277
Manufactured Product	2,360	2,122	4,539	3,905

Potash Net Sales
(US $ millions)
Sales	$461	$393	$890	$774
Freight, transportation and distribution	(50)	(64)	(114)	(123)
Net Sales	$411	$329	$776	$651

Manufactured Product
North America	$135	$167	$298	$305
Offshore	276	160	474	340
Other miscellaneous and purchased product	—	2	4	6
Net Sales	$411	$329	$776	$651

Manufactured Product
Average Realized Sales Price per Tonne
North America	$208	$196	$198	$187
Offshore	$161	$125	$156	$149
Average	$174	$154	$170	$165
Cost of Goods Sold per Tonne	$(82)	$(91)	$(86)	$(108)
Gross Margin per Tonne	$92	$63	$84	$57

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016

Average Natural Gas Cost in Production per MMBtu	$3.59	$3.26	$3.62	$3.35
Nitrogen Sales (tonnes - thousands)
Manufactured Product
Ammonia (1)	602	543	1,148	1,144
Urea	293	261	613	567
Solutions/Nitric acid/Ammonium nitrate	699	703	1,400	1,460
Manufactured Product	1,594	1,507	3,161	3,171

Fertilizer sales tonnes (1)	672	547	1,292	1,213
Industrial/Feed sales tonnes	922	960	1,869	1,958
Manufactured Product	1,594	1,507	3,161	3,171

Nitrogen Net Sales
(US $ millions)
Sales - third party	$384	$383	$759	$811
Freight, transportation and distribution - third party	(32)	(27)	(64)	(60)
Net sales - third party	352	356	695	751
Inter-segment net sales	17	17	39	34
Net Sales	$369	$373	$734	$785

Manufactured Product
Ammonia (2)	$181	$177	$340	$365
Urea	69	71	158	157
Solutions/Nitric acid/Ammonium nitrate	105	119	216	252
Other miscellaneous and purchased product (3)	14	6	20	11
Net Sales	$369	$373	$734	$785

Fertilizer net sales (2)	$158	$147	$301	$302
Industrial/Feed net sales	197	221	413	473
Other miscellaneous and purchased product (3)	14	5	20	10
Net Sales	$369	$373	$734	$785

Manufactured Product
Average Realized Sales Price per Tonne
Ammonia	$302	$325	$297	$318
Urea	$236	$274	$258	$278
Solutions/Nitric acid/Ammonium nitrate	$150	$169	$154	$173
Average	$223	$244	$226	$244
Fertilizer average price per Tonne	$236	$267	$233	$248
Industrial/Feed average price per Tonne	$214	$230	$221	$242
Average	$223	$244	$226	$244
Cost of Goods Sold per Tonne	$(182)	$(160)	$(176)	$(172)
Gross Margin per Tonne	$41	$84	$50	$72

(1) Includes inter-segment ammonia sales (tonnes - thousands)	40	39	95	79
(2) Includes inter-segment ammonia net sales	$17	$17	$39	$34
(3) Includes inter-segment other miscellaneous and purchased product net sales	$—	$—	$—	$—

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016

Phosphate Sales (tonnes - thousands)
Manufactured Product
Fertilizer	348	274	716	711
Feed and Industrial	242	238	513	518
Manufactured Product	590	512	1,229	1,229

Phosphate Net Sales
(US $ millions)
Sales	$275	$277	$583	$677
Freight, transportation and distribution	(34)	(27)	(71)	(68)
Net Sales	$241	$250	$512	$609

Manufactured Product
Fertilizer	$117	$108	$253	$299
Feed and Industrial	123	140	257	307
Other miscellaneous and purchased product	1	2	2	3
Net Sales	$241	$250	$512	$609

Manufactured Product
Average Realized Sales Price per Tonne
Fertilizer	$337	$397	$354	$421
Feed and Industrial	$507	$587	$501	$592
Average	$407	$485	$415	$493
Cost of Goods Sold per Tonne	$(452)	$(506)	$(428)	$(471)
Gross Margin per Tonne	$(45)	$(21)	$(13)	$22

Potash Corporation of Saskatchewan Inc.

Selected Additional Data

(unaudited)

Exchange Rate (Cdn$/US$)

			2017	2016

December 31				1.3427
June 30			1.2977	1.3009
Second-quarter average conversion rate			1.3478	1.2996

	Three Months Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016

Production
Potash production (KCl Tonnes - thousands)	2,813	2,273	5,242	4,503
Potash shutdown weeks (1)	4	6	12	13
Nitrogen production (N Tonnes - thousands)	728	789	1,499	1,560
Ammonia operating rate	81%	89%	83%	88%
Phosphate production (P2O5 Tonnes - thousands)	349	297	714	708
Phosphate P2O5 operating rate	73%	62%	75%	74%

Shareholders
PotashCorp's total shareholder return	-4%	-3%	-8%	-1%

Customers
Product tonnes involved in customer complaints (thousands)	17	37	31	62

Community
Taxes and royalties ($ millions) (2)	80	81	174	159

Employees
Annualized employee turnover rate	4%	4%	4%	4%

Safety
Total recordable injury rate (3)	0.85	0.69	0.90	0.91

Environment
Environmental incidents (4)	3	3	5	12

As at			June 30 2017	December 31 2016

Number of employees
Potash			2,281	2,331
Nitrogen			834	823
Phosphate			1,522	1,515
Other			457	461
Total			5,094	5,130

(1)	Represents weeks of full production shutdown; excludes the impact of any periods of reduced operating rates and planned routine annual maintenance shutdowns and announced workforce reductions.
(2)	Taxes and royalties = current income tax expense - investment tax credits - realized excess tax benefit related to share-based compensation + potash production tax + resource surcharge + royalties + municipal taxes + other miscellaneous taxes (calculated on an accrual basis).
(3)	Total recordable injuries for every 200,000 hours worked for all PotashCorp employees, contractors and others on site. Calculated as the total recordable injuries multiplied by 200,000 hours worked divided by the actual number of hours worked.
(4)	Number of incidents, includes reportable quantity releases, permit non-compliance and Canadian reportable releases. Calculated as: reportable quantity releases (a release whose quantity equals or exceeds the US Environmental Protection Agency’s notification level and is reportable to the National Response Center (NRC)) + permit non-compliance (an exceedance of a federal, state, provincial or local permit condition or regulatory limit) + Canadian reportable releases (an unconfined spill or release into the environment).

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations and Supplemental Information

(in millions of US dollars except percentage amounts)

(unaudited)

The following information is included for convenience only. Generally, a non-IFRS financial measure is a numerical measure of a company’s performance, cash flows or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with IFRS. EBITDA, adjusted EBITDA, adjusted EBITDA margin, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under IFRS. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The company uses both IFRS and certain non-IFRS measures to assess operational performance and as a component of employee remuneration. Management believes these non-IFRS measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. Management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-IFRS financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with IFRS.

A.	EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

Set forth below is a reconciliation of “EBITDA” and "adjusted EBITDA" to net income and "adjusted EBITDA margin" to net income as a percentage of sales, the most directly comparable financial measures calculated and presented in accordance with IFRS.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016

Net income	$201	$121	$350	$196
Finance costs	61	54	120	106
Income taxes	(62)	24	(49)	56
Depreciation and amortization	168	168	340	335
EBITDA	$368	$367	$761	$693
Share of Canpotex's Prince Rupert project exit costs	—	33	—	33
Termination benefit costs	—	—	—	32
Impairment of property, plant and equipment	—	—	—	27
Impairment of available-for-sale investment	—	10	—	10
Proposed Transaction costs	14	—	23	—
Adjusted EBITDA	$382	$410	$784	$795

EBITDA is calculated as net income before finance costs, income taxes, and depreciation and amortization. Adjusted EBITDA is calculated as net income before finance costs, income taxes, depreciation and amortization, termination benefit costs, certain impairment charges and Proposed Transaction costs. PotashCorp uses EBITDA as a supplemental financial measure of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items that primarily reflect the impact of long-term investment and financing decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to IFRS, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company's business, the charges associated with impairments, termination costs or Proposed Transaction costs. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

	Three Months Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016

Sales	$1,120	$1,053	$2,232	$2,262
Freight, transportation and distribution	(116)	(118)	(249)	(251)
Net sales	$1,004	$935	$1,983	$2,011

Net income as a percentage of sales	18%	11%	16%	9%
Adjusted EBITDA margin	38%	44%	40%	40%

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations and Supplemental Information

(in millions of US dollars)

(unaudited)

A.	EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN (continued)

Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales (sales less freight, transportation and distribution). Management believes comparing adjusted EBITDA to net sales earned (net of costs to deliver product) is an important indicator of efficiency. In addition to the limitations given above in using adjusted EBITDA as compared to net income, adjusted EBITDA margin as compared to net income as a percentage of sales is also limited in that freight, transportation and distribution costs are incurred and valued independently of sales; adjusted EBITDA also includes earnings from equity investees whose sales are not included in consolidated sales. Management evaluates these items individually on the consolidated statements of income.

B.	CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with IFRS.

	Three Months Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016

Cash flow prior to working capital changes	$352	$380	$645	$661
Changes in non-cash operating working capital
Receivables	23	186	38	145
Inventories	(9)	(51)	(58)	(43)
Prepaid expenses and other current assets	(9)	5	(14)	3
Payables and accrued charges	(29)	(96)	(60)	(154)
Changes in non-cash operating working capital	(24)	44	(94)	(49)
Cash provided by operating activities	$328	$424	$551	$612
Additions to property, plant and equipment	(128)	(211)	(261)	(457)
Other assets and intangible assets	(2)	(9)	(1)	(9)
Changes in non-cash operating working capital	24	(44)	94	49
Free cash flow	$222	$160	$383	$195

Management uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. Management also believes that this measurement is useful as an indicator of its ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations and Supplemental Information

(in millions of US dollars)

(unaudited)

C.	ITEMS INCLUDED IN GROSS MARGIN

	Three Months Ended June 30, 2017
	Potash	Nitrogen	Phosphate	Consolidated

Gross margin	$213	$68	$(26)	$255
No items included in the above to note.

	Three Months Ended June 30, 2016
	Potash	Nitrogen	Phosphate	Consolidated

Gross margin	$123	$130	$(10)	$243
Items included in the above:
Share of Canpotex's Prince Rupert project exit costs	(33)	—	—	(33)

	Six Months Ended June 30, 2017
	Potash	Nitrogen	Phosphate	Consolidated

Gross margin	$373	$165	$(15)	$523
No items included in the above to note.

	Six Months Ended June 30, 2016
	Potash	Nitrogen	Phosphate	Consolidated

Gross margin	$211	$237	$29	$477
Items included in the above:
Share of Canpotex's Prince Rupert project exit costs	(33)	—	—	(33)
Termination benefit costs	(32)	—	—	(32)
Impairment of property, plant and equipment	—	—	(27)	(27)